EXHIBIT k.3

ADMINISTRATION SERVICE AGREEMENT between MILLENNIUM INDIA ACQUISITION COMPANY INC. and

INDEX

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS	3

2.	DUTIES OF GFS	4

3.	FEES AND EXPENSES	6

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	7

5.	EXPENSES ASSUMED AS ADMINISTRATOR	9

6.	REPRESENTATIONS AND WARRANTIES.	9

7.	CONFIDENTIALITY	10

8.	PROPRIETARY INFORMATION	10

9.	ADDITIONAL CLASSES	11

10.	ASSIGNMENT	11

11.	EFFECTIVE DATE, TERM AND TERMINATION	11

12.	LIAISON WITH ACCOUNTANTS	12

13.	MISCELLANEOUS	12

MILLENNIUM INDIA ACQUISITION COMPANY INC.

ADMINISTRATION SERVICE AGREEMENT

AGREEMENT made as of the 3rd day of March 2008, by and between the Millennium India Acquisition Company Inc., a Delaware corporation, having its principal office and place of business at 30 East 38th Street, Suite 40H, New York, New York 10016 (the “Fund”) and Gemini Fund Services, LLC, a Nebraska limited liability company having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 205, Hauppauge, New York 11788  (“GFS”).

WHEREAS, the Fund is a closed-end management investment company registered with the United States Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Fund has issued units (consisting of one share of common stock and one warrant), common stock and warrants (each exercisable for one share of common stock); and

WHEREAS, the Fund desires that GFS perform certain administrative services and GFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Fund and GFS hereby agree as follows:

1.         APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)
 The Fund hereby appoints GFS to provide administrative services for the Fund as described hereinafter, as administrator of the Fund for the period and on the terms set forth in this Agreement.  GFS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 3 of this Agreement.

(b)	In connection therewith the Fund has delivered to GFS copies of:

(i)	the Fund’s Certificate of Incorporation and Bylaws (collectively, as amended from time to time, “Organizational Documents”);

(ii)
 the Fund’s most recent Registration Statement on Form S-1 and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended  (“Securities Act”) (“1933 Act Registration Statement”);

(iii)	the Fund’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC; and

(iv)	the Fund’s current Prospectus (the “Prospectus”).

(c)	The Fund shall promptly furnish GFS with all amendments of or supplements to the items listed in Section 1(b), and when filed the shall furnish GFS with the Fund’s Registration

Statement on Form N-2 and all amendments thereto filed with the SEC pursuant to the 1940 Act (“1940 Act Registration Statement”) and the Fund’s Statement of Additional Information (the “Statement of Additional Information”), and shall deliver to GFS a certified copy of the resolution of the Board of Directors of the Fund (“Board”) appointing GFS and authorizing the execution and delivery of this Agreement.

2.         DUTIES OF GFS

(a)
Administrative Services.  GFS may from time to time adopt procedures, or modify its procedures, to implement the terms of this Section.  GFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Fund’s most recent 1933 Act Registration Statement and most recent 1940 Act Registration Statement, instructions from the Fund, the Fund’s Certificate of Incorporation, Bylaws, applicable laws and regulations, and resolutions and policies implemented by the Fund’s Board of Directors (the “Board”):

(i)
Oversee the performance of administrative and professional services rendered to the Fund by others, including its custodian, transfer agent, fund accountant and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Fund;

(ii)
Monitor Fund holdings and operations for compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies, and IRS taxation limitations and restrictions, provide all periodic compliance reports to the Fund, and assist the Fund in preparation of periodic compliance reports to the Fund, as applicable;

(iii)	Prepare and coordinate the printing of semi-annual and annual financial statements;

(iv)	Prepare selected management reports for performance and compliance analyses agreed upon by the Fund and GFS from time to time;

(v)
In consultation with counsel to the Fund, officers of the Fund and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Fund and GFS from time to time; and attend and participate in Board meetings to the extent requested by the Board;

(vi)
Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund’s independent public accountants;

(vii)	Review the Fund’s federal, state, and local tax returns as prepared and signed by the Fund’s independent public accountants;

(viii)	Prepare and maintain the Fund’s operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

(ix)	In consultation with counsel for the Fund, assist in and oversee the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

•	amendments to the Fund’s 1933 Act Registration Statement and 1940 Act Registration Statement;

•	any other SEC filings with respect to the Fund’s then current registration statement(s) that may be required from time to time;

•	periodic reports to the Directors, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;

•	proxy materials; and

•	reports to the SEC on Forms N-SAR, N-CSR, N-PX and N-Q.

(x)	Coordinate the Fund’s annual shareholder meeting by:

•	providing a site for and holding the meeting;

•	providing GFS personnel to serve as named proxies;

•	preparing the meeting script and minutes, all documents in connection with the tabulation of the vote and actions of appointed proxies, Oath of Inspector of Election, etc.,

•	coordinate efforts with proxy solicitors; and

•	vote tabulation;

(xi)	Coordinate the Fund’s annual audit by:

•	assisting the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records;

•	providing appropriate financial schedules (as requested by the Fund’s independent public accountants or SEC examiners); and

•	providing office facilities as may be required.

(xii)
After consultation with counsel for the Fund, determine the jurisdictions in which Shares of the Fund may be required to be registered or qualified for sale; register, or prepare applicable notice or other filings with respect to, the Shares with the various state and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Fund shall be paid by the Fund;

(xiii)	Monitor sales of Shares and ensure that the Shares are properly and duly registered with the SEC;

(xiv)	Oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Fund and other appropriate purposes;

(xv)
Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

(xvi)	Prepare authorization for the payment of Fund expenses and pay, from Fund assets, all bills of the Fund;

(xvii)	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

(xviii)
Assist the Fund in the selection of other service providers, such as independent accountants, transfer agent, fund accountants, proxy solicitors and perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board, provided, that GFS need not begin performing any such task except upon sixty (60) days’ written notice and pursuant to mutually acceptable compensation agreements;

(xix)	Such other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements;

(xx)	Coordinate compliance with AMEX/NASDAQ reporting, notice and other requirements, including any required submissions/filings;

(xxi)
Prepare press releases with respect to dividends/distributions and other required press communications and coordinate the approval and release process with the Fund and Businesswire (or such other press service that meets the legal requirements for providing notice to shareholders); and

(xxii)	Calculate the daily market discount/premium to the Fund’s NAV.

(b)
In order for GFS to perform the services required by this Section 2, the Fund (i) shall cause all service providers to the Fund to furnish any and all information to GFS, and assist GFS as may be required and (ii) shall ensure that GFS has access to all records and documents maintained by the Fund or any service provider to the Fund.

(c)
GFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(d)
Whenever, in the course of performing its duties under this Agreement, GFS determines, on the basis of information supplied to GFS by the Fund, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, could occur, GFS shall promptly notify the Fund and its counsel of such violation.

3.        FEES AND EXPENSES

(a)
Fees.  As compensation for the services provided by GFS to the Fund pursuant to this Agreement, the Fund, on behalf of each Fund, agrees to pay GFS the fees set forth in Schedule A hereto. Fees will begin to accrue on the latter of the date of this Agreement or the date GFS begins providing services to the Fund.  For the purpose of determining fees calculated as a function of the Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by generally accepted accounting principles and as provided in the Valuation Procedures adopted by Board.  GFS will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month; and GFS’s fee shall not be subject to monthly pro ration.

(b)
Expenses.  GFS will bear its own expenses, in connection with the performance of the services under this Agreement, except as provided herein or as agreed to by the parties.  In addition to the fees paid under subsection (a), the Fund agrees to reimburse GFS for out-of-pocket expenses or advances incurred by GFS for the items set out in Schedule A and any other reasonable expenses incurred by GFS at the request or with the consent of the Fund, confirmed in writing in advance.

(c)	Fee Changes. The fees, out-of pocket expenses and advances identified in subsections (a) and (b) above may only be changed subject to prior written approval by the Fund.

(d)
Due Date.  All fees under subsection (a) above are due and payable within five (5) days of receipt of invoice.  All expenses under subsection (b) above are due and payable within ten (10) days of receipt of invoice.

(e)
Accounts and Records.  The accounts and records maintained by GFS shall be the property of the Fund, and shall be surrendered to the Fund, at the expense of the Fund, promptly upon request by the Fund, provided that all service fees and expenses charged by GFS in the performance of its duties hereunder have been fully paid to the satisfaction of GFS, in the form in which such accounts and records have been maintained or preserved.  GFS agrees to maintain a back up set of accounts and records of the Fund (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored.  GFS shall assist the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records.  GFS shall preserve the accounts and records, as they are required to be maintained and preserved by Rule 31a-1.

(f)
Personnel.  GFS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. GFS shall also pay all compensation, if any, of officers of the Fund who are affiliated persons of GFS or any affiliated corporation of GFS; provided, however, that unless otherwise specifically provided, GFS shall not be obligated to pay the compensation of any employee of the Fund retained by the Board of Directors of the Fund to perform services on behalf of the Fund.

4.       STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)
Standard of Care. GFS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall be without liability to the Fund for any action taken or omitted by it in good faith without gross negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder.

(b)
Indemnification of GFS.  The Fund shall indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability attributable to the Fund’s refusal or failure to comply with the terms of this Agreement, or attributable to the Fund’s lack of good faith, gross negligence or willful misconduct with respect to the Fund’s performance under or in connection with this Agreement.  GFS shall not be liable for and shall be entitled to rely upon and may act upon information, records and reports generated by the Fund, advice of the Fund, or of counsel for the Fund and upon statements of the Fund’s independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of GFS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties, and the Fund shall hold GFS harmless in regard to any liability incurred by reason of the inaccuracy of such information or for any action reasonably taken or omitted in good faith reliance on such information.

(c)
Indemnification of the Fund. GFS shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to GFS’ refusal or failure to comply with the terms of this Agreement, or which arise out of GFS’ lack of good faith, gross negligence or willful misconduct with respect to GFS’ performance under or in connection with this Agreement.

(d)	Reliance. Except to the extent that GFS may be liable pursuant to this Section 4, GFS shall not be liable for any action taken or failure to act in good faith in reliance upon:

(i)	advice of the Fund or of counsel to the Fund;

(ii)
any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction pursuant to procedures mutually agreed to by GFS and the Fund;

(iii)
any written instruction or certified copy of any resolution of the Board, and GFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by GFS to have been validly executed; or

(iv)
any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by GFS to be genuine and to have been signed or presented by the Fund or other proper party or parties;

and GFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature,

request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS reasonably believes in good faith to be genuine.

(e)
Errors of Others.  GFS shall not be liable for the errors of other service providers to the Fund, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services’ standard contracts entered into by GFS) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information) or custodian to the Fund; except or unless any GFS action or inaction by GFS is a direct or proximate cause of the error.

5.        EXPENSES ASSUMED AS ADMINISTRATOR

Except as otherwise specifically stated in this Agreement, GFS shall pay all expenses incurred by it in performing its services and duties as administrator.  The Fund will bear all other expenses to be incurred in the operation of the Fund including:

(a)	taxes;
(b)	interest;
(c)	brokerage fees and commissions, if any;
(d)	fees for Directors who are not officers, directors, partners, employees or holders of five percent (5%) or more of the outstanding voting securities of GFS or any of their affiliates;
(e)	Securities and Exchange Commission fees;
(f)	salaries of the Fund’s employees;
(g)	charges of custodians;
(h)	transfer and dividend disbursing agents’ fees;
(i)	certain insurance premiums;
(j)	outside auditing and legal expenses;
(k)	costs of maintaining Fund existence;
(l)	costs attributable to shareholder services, including without limitation telephone and personnel expenses;
(m)	costs of preparing and printing Prospectuses for regulatory purposes;
(n)	costs of shareholders’ reports and Fund meetings;
(o)	Fund legal fees; and
(p)	any extraordinary expenses.

6.        REPRESENTATIONS AND WARRANTIES.

(a)	Representations of GFS. GFS represents and warrants to the Fund that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Nebraska;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

(b)	Representations of the Fund. The Fund represents and warrants to GFS that:

(i)	it is a corporation duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)	all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)	it is a closed-end management investment company registered under the 1940 Act; and

(v)
a registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

7.        CONFIDENTIALITY

GFS and the Fund agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;

(c)
release such other information as approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where GFS, upon reasonable belief or upon the advice of counsel has reasonable belief, may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Fund; and

(d)
In accordance with Section 248.1 of Regulation S-P (17 CFR 248.1 – 248.30) (“Reg S-P”), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Fund to any person that is not affiliated with the Fund or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

(e)	Or otherwise permitted or required by law.

8.        PROPRIETARY INFORMATION

(a)
Proprietary Information of GFS. The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “GFS Proprietary Information”) of substantial value to GFS or the third party. The Fund agrees to treat all Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)
Proprietary Information of the Fund. GFS acknowledges that the Shareholder list and all information related to shareholders furnished to GFS by the Fund or by a shareholder in connection with this Agreement (collectively, “Customer Data”) all information regarding the Fund portfolio, arrangements with brokerage firms, compensation paid to or by the Fund, trading strategies and all such related information (collectively, “Fund Proprietary Information”) constitute proprietary information of substantial value to the Fund. In no event shall GFS Proprietary Information be deemed Fund Proprietary Information or Customer Data. GFS agrees to treat all Fund Proprietary Information and Customer Data as proprietary to the Fund and further agrees that it shall not divulge any Fund Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Fund or as may be duly requested by regulatory authorities.

(c)
Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 8.  The obligations of this section shall survive any earlier termination of this Agreement.

9.        ADDITIONAL CLASSES

In the event that the Fund establishes one or more classes of Shares after the effectiveness of this Agreement, such classes of Shares, as the case may be, shall become classes under this Agreement. However, either GFS or the Fund may elect in writing not to make any such classes subject to this Agreement.

10.      ASSIGNMENT

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of GFS.

         GFS may, subject to no less than 60 days prior written notice to the Fund, subcontract any or all of its responsibilities pursuant to this Agreement to one or more corporations, trusts, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve GFS of its responsibilities hereunder.  GFS may pay those persons for their services, but no such payment will increase GFS’ compensation from the Fund.

11.      EFFECTIVE DATE, TERM AND TERMINATION

(a)	Effective Date. This Agreement shall become effective on the date first above written.

(b)
Term.  This Agreement shall remain in effect for a period of three (3) years from the date of its effectiveness and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Directors of the Fund.

(c)
Termination.  This Agreement can be terminated upon ninety (90) days prior written notice by either party.  Compensation due GFS and unpaid by the Fund upon such termination shall be due on the date of termination or after the date that the provision of services ceases, whichever is later.  In the event of termination, GFS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Fund and its shareholders, including liaison with the Fund accountants.

(d)
Reimbursement of GFS’ Expenses.  If this Agreement is terminated, GFS shall be entitled to collect from the Fund, in addition to the compensation described under Section 3 hereof, the amount of all of GFS’ reasonable labor charges and cash disbursements for services in connection with GFS’ activities in effecting such termination (“Termination Expenses”), including without limitation, the labor costs and expenses associated with the de-conversion of the Fund records from its computer systems, and the delivery to the Fund and/or its designees of the Fund’s property, records, instruments and documents, or any copies thereof.  A written statement of such Termination Expenses shall be provided to the Fund prior to payment by the Fund.  Subsequent to such termination, for a reasonable fee, GFS will provide the Fund with reasonable access to all Fund documents or records, if any, remaining in its possession.  In the event of termination, GFS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Fund and its Shareholders.

(e)	Survival of Certain Obligations. The obligations of Sections 3, 4, 7, 8, 11 and 12 shall survive any termination of this Agreement.

12.           LIAISON WITH ACCOUNTANTS

GFS shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules.  GFS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

13.           MISCELLANEOUS

(a)	Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)
Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)
Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

(g)
Arbitration.  Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer arbitrator(s), if the parties subsequently agree to fewer) in the City of New York, in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrators’ decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)
Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund:	To GFS:
Suhel Kanuga	Andrew Rogers
President	President
Millennium India Acquisition Company Inc.	Gemini Fund Services, LLC
30 East 38th Street, Suite 40H	450 Wireless Boulevard
New York, New York 10016	Hauppauge, NY 11788
Phone (212) 681-6763	Phone: (631) 470-2669
skanuga@milcapital.com	andrewr@geminifund.com

With a copy to:	Daniel O. Hirsch, Esq. Ropes & Gray LLP One Metro Center, 700 12th Street, NW, Suite 900 Washington, DC 20008 (202) 508-4812 daniel.hirsch@ropesgray.com

(j)
Representation of Signatories.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

MILLENNIUM INDIA ACQUISITION COMPANY INC. By: Suhel Kanuga Title: President Date:	GEMINI FUND SERVICES, LLC By: Andrew Rogers Title: President Date:

ADMINISTRATION SERVICE AGREEMENT

Schedule A

FEES AND EXPENSES

Annual fee for the Fund, which is the greater of:
$40,000 per fund portfolio,	Or	10 basis points or 0.10% on first $100 million of net assets; 8 basis points or 0.08% on next $250 million of net assets; 6 basis points or 0.06% on net assets greater than $250 million

 Plus
$250 per quarter for Fin 48 Compliance
$3,000 annually for conducting the annual Shareholder Meetings;
$150 per Section 16 filing (Forms 3, 4 and 5)

Plus Out-of-Pocket Expenses, which include, but are not limited to:
Postage, Courier and Stationery
Programming, Special Reports
Proxies, Insurance
EDGAR filings
Chief Compliance Officer Fees (CCO)
Retention of records
Federal and State regulatory filing fees
Certain insurance premiums

Travel (as requested by the Fund)
Expenses related to Board of Directors’ meetings
Auditing and legal expenses
Blue Sky conversion expenses (if necessary)
NASDAQ charges
All other out-of-pocket expenses
(Fees are billed monthly)

Discount:  for the first 12 months from the date of this agreement the fees above shall be reduced by 10%.

STATE REGISTRATION (BLUE SKY) FEES (IF APPLICABLE):
The fees enumerated above include the initial state registration, renewal and maintenance of registrations (as detailed in Paragraph 1(l) DUTIES OF THE ADMINISTRATOR) for three (3) states. Each additional state registration requested will be subject to the following fees per fund:

                       Initial registration ............... $295.00
                       Registration renewal ...........$150.00
                       Sales reports (if required) ...$ 25.00

All special reports and/or analyses requested by the Fund in writing and provided by GFS not in the ordinary course shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

           GFS Senior Staff…..$150.00 per hour
           GFS Junior Staff…..$  75.00 per hour
           MIS Staff ………….$200.00 per hour